Exhibit 99.2

Agreement Number:

Master Loan cum Guarantee cum Pledge Agreement

THIS AGREEMENT is made at New Delhi on 07th day of September 2017

BETWEEN

Julius Baer Capital (India) Private Limited (formerly Banc of America Securities (India) Private Limited), a private limited company incorporated under the Companies Act, 1956 and having its registered office at Mafatlal Centre, 8th Floor, Nariman Point, Mumbai - 400021, and an office at Gate No. 2, Western Wing, Upper Ground Floor, Thapar House, 124, Janpath, New Delhi 110001 hereinafter referred to as “the Lender” which expression shall unless repugnant to the context or meaning thereof be deemed to mean and include its successors and assigns of the ONE PART;

AND

Gunupati Venkateswara Prasad.

The applicant/s described as Borrower in the Schedule hereto who is/are hereinafter referred to as “the Borrower”, of the SECOND PART;

AND

G.V. Sanjana Reddy, Gunupati Mallika Reddy, Anuradha Gunupati, Gunupati Sharathchandra Reddy.

The Guarantor(s) if any, described as the Guarantor, in the Schedule or any person who enters into Deed of Accession in form set out in Annexure 4 hereto, who is/are hereinafter referred to as “the Guarantor” of the THIRD PART;

The expressions Borrower and Guarantor shall, unless repugnant to the context or meaning thereof, be deemed to mean and include:

i)	in case the Borrower/Guarantor is a company incorporated under the Companies Act, 1956 or the Companies Act, 2013 (as the case may be), its successors and permitted assigns;

ii)	in case the Borrower/Guarantor is an individual / sole proprietorship, his/ her respective heirs, administrators and executors;

iii)	in case the Borrower/Guarantor is a trust, the trustee or trustees for the time being and from time to time of the said Trust and the heirs and legal representatives of the trustee of the said trust and last surviving trustee and his or her permitted assigns; and

iv)	in case the Borrower/Guarantor is a joint hindu undivided family, the members or member for the time being of the said joint hindu family and their respective heirs, executors, administrators, legal representatives successors and permitted assigns; and

v)	in case the Borrower/Guarantor is a partnership firm, the partners or partner for the time being of the said firm, the survivors or survivor of them and the heirs, executors and administrators of the last surviving partner, their or his assigns; and

vi)	in case the Borrower/Guarantor is a limited liability partnership, its successors and permitted assigns.

(The Borrower and the Guarantor shall be individually referred to as “Obligor” collectively referred to as the “Obligors”).

WHEREAS

A.	The Borrower is desirous of: (a) availing a Loan (defined hereinafter) under the ‘Loan against Securities Facility (defined hereinafter) and/or (b) availing a Loan under PLEQ Facility provided by the Lender.

B.	On the request of the Borrower, the Lender has agreed to grant the loan facility to the Borrower up to the Loan Amount (as defined herein) as mentioned in the Schedule (and as amended from time to time), on the terms and conditions of this Agreement.

IT IS NOW AGREED BY AND BETWEEN THE PARTIES AS FOLLOWS:

1.	Definitions and Interpretation

1.1	In this Agreement, the following capitalized terms shall have the following meanings:

“Agreement” means this master loan cum guarantee cum pledge agreement, as amended from time to time and shall include Annexure or Schedule entered into under this Agreement.

“Annexure” means the annexure(s) to this Agreement.

“Available Loan Amount” means the Loan Amount as reduced by the amounts outstanding under any previously availed Loan(s) hereunder including interest costs, fees, charges, levies, expenses and claims thereon payable under such Loans to the extent the same is not paid and remains outstanding.

“Bank” means such bank(s) acceptable to the Lender or such commercial bank with which the Bank Account is opened / will be opened as per the terms of this Agreement by the Borrower/ Guarantor.

“Bank Account” means the account as may be opened by the Borrower/Guarantor with the Bank for the purposes of this Agreement, wherever required.

“Collateral” includes (i) Securities pledged/ lien marked in favour of the Lender for the purpose of securing the Facility Amounts and (ii) such other security as may be created in favour of the Lender and as required by the Lender from time to time including the, bank guarantees procured by the Borrower/Guarantor securing the Loans (‘BG’), fixed deposits lien marked in favour of the Lender (‘FD’) and all amounts deposited in the Bank Account as cash collateral, for the purpose of securing the Facility Amounts.

“Deed of Accession” means the deed of accession entered into by a new Guarantor in respect to the Facilities, in the form substantially similar to Annexure 4 hereto.

“Default Interest Rate” means the rate at which the Lender shall compute and apply interest on all amounts under the Loans not paid when due for payment (or reimbursement) by the Borrower to the Lender, which shall be more particularly set out in the Annexure 1A (in respect of the Loan against Securities Facility) and in Annexure 2A (in respect of the PLEQ Facility), and such rate will be amended in the manner set out in the relevant Annexures.

“DP” shall mean a depository participant who is registered as a DP with National Securities Depository Limited and/or Central Depository Services India Limited.

“DP Account” shall mean a beneficial owner account that has been opened / may be opened by the Obligor with a DP.

“Drawing Power” shall mean the aggregate value arrived at by reducing the market value of each Security after applying the Security Margin in respect of such Security.

“Event of Default” shall mean the events set out in Clause 14 below.

“Facility Amount” shall mean the aggregate outstanding amount of all Loans granted under this Agreement (whether under Loans Against Shares Facility or under the PLEQ Facility) including outstanding interest, fees, charges, levies, expenses, claims, costs and/or other dues payable by the Borrower to the Lender under this Agreement which are unpaid (whether due or not).

“Facilities” means the following loan facilities provided to the Borrower by the Lender under the terms of this Agreement:

(i)	Loan against Securities Facility; and

(ii)	PLEQ Facility

“Interest Rate” means the rate at which interest is payable by the Borrower to the Lender in respect of the Loans, as set out in the relevant Annexure 1A (in respect of the Loan against Securities Facility which shall be entered prior to each drawdown) and in Annexure 2A (in respect of the PLEQ Facility which shall be entered into prior to the first drawdown) within the relevant due date for payment of the interest set out in the relevant Annexure, and which may be revised from time to time by the Lender, at its sole discretion, in the manner provided under the relevant Annexures.

“Interest Reset Date” shall mean initially the date specified in the Annexure 1A in respect of each Loan (under the Loan against Securities Facility), on which the Interest Rate for the Loan against Securities Facility shall be reset. Prior to such date, the Lender shall intimate the Borrower of the new Interest Reset Date and thereafter prior to such subsequent Interest Reset Date, the new Interest Reset Date shall be intimated to the Borrower by the Lender from time to time.

“Loan” means one or more advance(s) granted or drawal made by the Lender to the Borrower under this Agreement such that all such advances/drawal taken together (along with the interest costs, fees, charges, levies, expenses and claims thereon payable hereunder to the extent the same is not paid and remains outstanding) at any given point of time shall not exceed the Loan Amount.

“Loan Amount” means the aggregate maximum amount, which is agreed to be granted by the Lender to the Borrower in terms of this Agreement, which is more particularly set out in the Schedule hereto. The Borrower, Guarantor and the Lender may mutually amend the Loan Amount by entering into an amendment in the form substantially similar to the Annexure 3 hereto.

“Loan against Securities Facility” means the facility provided to the Borrower against the shares/mutual funds/bonds / debentures/ any other accepted collateral provided by the Borrower/ Guarantor as security for the said facility.

“Margin Call” means a demand by the Lender calling upon the Borrower (and failing which the Guarantor) to provide additional Security or Collateral for the purpose of securing the Loans in order to ensure that the Drawing Power is at least equal to the Facility Amount.

“Mutual Fund” means a mutual fund or funds offered by asset management companies registered with the Securities Exchange Board of India (SEBI).

“Parties” means collectively the Lender and the Obligors.

“Pledge” shall mean the pledge/lien/ charge of/on the Securities/Collateral to be created by the Borrower/Guarantor in favour of the Lender as stipulated in this Agreement to secure the Facility Amount.

“Pledge Creation Documents” means all the documents, forms, corporate actions papers and writings (including the Power of Attorney), to the absolute satisfaction of the Lender, which may be required to create and perfect the Pledge on the Securities in the favour of Lender.

“PLEQ Facility” means the loan facility provided to the Borrower for the purpose of funding the acquisition of securities (shares/mutual fund) acquired by such Borrower, which facility shall be secured by the securities acquired by the Borrower from the proceeds of the Loan.

“Power of Attorney” means the irrevocable power of attorney issued by the Borrower/Guarantor in favour of the Lender pursuant to the terms of this Agreement.

“Repayment Date” means the date on which the Loans are demanded to be repaid by the Lender pursuant to Clauses 3.4 and 3.5 or pursuant to an Event of Default hereunder or the date on which this Agreement is terminated, being the date for the repayment of the Facility Amounts under the Loan by the Borrower/Guarantor to the Lender together with the interest, charges and costs thereon.

“Security/Securities” means all securities (as defined in the Securities Contract (Regulation) Act, 1956) offered by the Obligors from time to time as Security for the Facility and such other securities (as defined in the Securities Contract (Regulation Act), 1956) in respect of which the Borrower has created a Pledge as additional security for the Facility Amount, acceptable to the Lender.

“Security Margin” in relation to the Security/Collateral for each Loan shall be a percentage by which the market value of the Security is reduced to arrive at the Drawing Power. The said percentage decided by the Lender in its sole discretion and shall be modified from time to time at the sole discretion of the Lender.

“Units” means the units subscribed to by the Borrower in any scheme of a Mutual Fund out of the proceeds of the Loan.

“Working Day” means a day on which trading of securities takes place on the Bombay Stock Exchange Limited/ National Stock Exchange of India Limited.

1.2	Any reference herein to any Clause, is to such Clause of this Agreement unless the context otherwise requires.

1.3	Reference to a Party shall, where the context permits, include such Party’s respective successors, legal representatives and permitted assigns.

1.4	The headings are inserted for convenience only and shall not affect the construction of this Agreement.

1.5	Unless the context requires otherwise, words importing the singular include the plural and vice versa, and pronouns importing a gender include each of the masculine, feminine and neuter genders.

1.6	The terms “hereof”, “herein”, “hereby”, “hereto” and derivative or similar words refer to this entire Agreement or specified clauses of this Agreement, as the case may be.

1.7	Reference to statutory provisions shall be construed as meaning and including references also to any amendment or re-enactment (whether before or after the date of this Agreement) for the time being in force and to all statutory instruments or orders made pursuant to such statutory provisions.

1.8	Time is of the essence in the performance of the Parties’ respective obligations. If any time period specified herein is extended, such extended time shall also be of the essence.

2.	Terms of Loan

2.1	In consideration of the Borrower’s request to the Lender for the grant of the Loan(s), Borrower’s covenant to repay the same in terms of this Agreement and the Borrower’s willingness to provide the Security/Collateral from time to time, as approved by the Lender, the Lender hereby agrees to lend as a continuing facility to the Borrower and the Borrower agrees to borrow from the Lender, the Loan(s) from time to time subject to the Loan Amount mentioned in the Schedule (and as may be amended from time to time), and on such terms and conditions herein contained.

2.2	The Borrower can avail Loan(s) under the following Facilities provided by the Lender:

(a)	Loan against Securities Facility - Annexure 1; and/or

(b)	PLEQ Facility - Annexure 2

The Borrower may choose to avail the Loan/s under any or both of the above Facilities by executing Annexure 1 hereto or Annexure 2 hereto or both Annexure 1 and Annexure 2 prior to the first disbursement in respect to the respective Facilities under this Agreement.

2.3	Upon execution of the relevant Annexures pursuant to this Agreement, any Loan to the Borrower by the Lender shall be deemed to have been provided pursuant to this Agreement and the terms and conditions of this Agreement, the Annexures hereto, together with the Power of Attorney, and other relevant documents shall govern the terms and conditions of such Loan.

2.4	The Lender shall be entitled to reduce the Loan Amount or cancel the Facilities provided under this Agreement in its sole discretion for any reason whatsoever (including but not limited due to insufficient Drawing Power) and call the Facility Amounts from the Borrower and Guarantor (in case the Borrower is unable to pay). In the event the Borrower and the Lender intend to increase the Loan Amount under this Agreement, they shall enter into the Annexure 3 which shall mention the revised Loan Amount. The Guarantors shall be bound by such amendment whether the Guarantor has notice of the same.

2.5	The Lender shall subject to the terms of this Agreement, may grant a Loan up to the Available Loan Amount as of the date of each disbursement, at its sole discretion.

a)	Any Loan drawal under this Agreement shall be subject to the Borrower satisfying the conditions precedent set out in Clauses 2.6 (d) below and 5 below and any other condition precedents set out in the relevant Annexures and the Obligors not being in breach of any of the terms and conditions of this Agreement and the relevant Annexures.

b)	Under the Loan against Securities Facility, the Borrower shall be required to execute a separate Annexure lA, in the form acceptable to the Lender prior to each drawal. Under the PLEQ Facility there would not be a specific disbursement request requirement and such Loan/s would be disbursed in the manner set out in Annexure 2 hereto.

c)	It is hereby expressly agreed and understood by the Borrower, that the Lender shall not be bound or obliged to grant any Loan to the Borrower, even if such request for Loan is within the Available Loan Amount, (which decision shall be at the sole and exclusive discretion of the Lender). It is also agreed by the Parties hereto that in the event the Lender does not grant the Loan to the Borrower, the Lender shall not be required to provide any reasons therefor nor shall the Lender be liable for any damages to the Borrower by reason of the Lender refusal to grant any Loan(s) to the Borrower.

d)	The Lender shall grant each Loan under the Agreement up to the then Available Loan Amount subject to the compliance with all of the following in the sole discretion of the Lender:

i)	The Borrower’s request for Loan hereunder is duly received being the duly executed Annexure 1A (in respect of the Loan against Securities Facility) or the procedure for disbursement has been fulfilled under Annexure 2 (in respect to the PLEQ Facility)(as the case may be);

ii)	The Obligors have furnished the Collateral by way of pledge/lien of Securities acceptable to the Lender so as to ensure that there is sufficient Drawing Power for the drawal of the Loan and provided/ entered into the relevant Pledge Creation Documents in respect of the same;

iii)	The Obligors have not breached any of the terms and conditions of this Agreement;

iv)	The Obligors have not defaulted to the Lender or any other person;

v)	The Obligors have complied with all the requirements in respect of any previous Loans; and

vi)	The Borrower and the Guarantor (if applicable) executing the relevant Annexure (s) in the formats acceptable to the Lender.

e)	The Borrower (and on the failure of the Borrower, the Guarantor) undertakes to comply with the Margin Call (s) as and when applicable, and made by the Lender.

f)	A Loan and all amounts outstanding thereunder including interest, costs, fees, charges, levies, expenses and claims remaining unpaid on its Repayment Date shall be automatically treated as overdue under the Agreement.

g)	The Obligors hereby unconditionally agree that if in the opinion of the Lender there is any breach of the terms of the Loan, the Lender shall have the full right to terminate this Agreement on the ground of the Borrower having committed an Event of Default and the Lender will be entitled to demand repayment of the Loan. Notwithstanding what is contained herein, the Lender shall also be entitled to sell/ enforce the Security under the terms of this Agreement in the event the Facility Amounts under this Agreement are due and payable by the Borrower and no further monies will be advanced to the Borrower under this Agreement.

3.	Repayment

3.1	This Agreement shall be valid until terminated under Clause 17 below. The tenure of each Loan shall be from the date of disbursement of the relevant Loan till the Repayment Date (i.e. the time such Loan is recalled by the Lender pursuant to Clause 3.4 or Clause 3.5 below or due to an occurrence of an Event of Default or is terminated under Clause 17 below).

3.2	Each Loan together with all amounts outstanding there under this Agreement including interest, charges, costs, indemnities, fees, levies, expenses and claims thereon shall be repayable when the Loan has become due and payable pursuant to the provisions of this Agreement including under Clause 3.4 or Clause 3.5 below.

3.3	If the Repayment Date for the Facility Amount is falling on a day which is not a Working Day or on a bank holiday, the Loan shall be repayable on the immediately preceding bank working day.

3.4	The Facility Amount shall be repayable in full forthwith by the Borrower in the event of an Event of Default occurring or on the Obligor’s failure to:

(i)	comply with any of the requirements under this Agreement or breach of any provisions hereof; or

(ii)	pay any Interest when due to the Lender; or

(iii)	pay any amount when due to (a) the Lender under any other agreement; or (b) any other person.

3.5	The Obligors agree that the Facility Amounts are repayable unconditionally on demand made by the Lender at the Lender’s absolute discretion and without giving any reasons whatsoever. The Obligors will be provided 2 (two) Working Days written notice to repay the Facility together with all amounts due including interest accrued, charges, dues, levies, expenses, claims, costs and fees thereon or otherwise in relation to this Agreement till the date of actual realization. Upon receipt of such notice the Obligors shall forthwith repay the Facility Amounts to the Lender.

3.6	In respect to the Loan against Securities Facility, the Obligors shall have the right to repay the outstanding principal amount of the Loan and interest thereon in full or in part, before the Interest Reset Date. The Lender has the right to charge any breakage/ prepayment/ any other charges on such repayments before the Interest Reset Date. If the prepayment is made on the Interest Reset Date, no breakage/ prepayment charge/ any other similar charges on such repayments shall be charged to the Borrower.

3.7	The Obligors agree that in the event of repayment of the Loan for the Facility Amount on a day other than Working Day or after cut-off time i.e. 12 noon or as decided by the Lender and communicated to the Borrower from time to time, the interest shall be charged till the receipt of clear funds in the bank account by the Lender from the Obligor(s).

4.	Interest

4.1	The Obligors shall pay to the Lender, interest on each Loan to be computed on daily basis under the applicable Loan. The Interest Rate shall be set out in respective applicable Annexures entered into by the Lender and the Borrower prior to the disbursement of the Loan, and shall be revised from time to time pursuant to and in the manner provided in the relevant Annexure. All the Schedules/Annexures shall form an integral part of this Agreement. Such payment shall be made in the manner provided for in the applicable Annexures contained hereto and in case of repayment of the Facility Amount pursuant to Clause 3.1 above, during the month of such closure.

4.2	Interest would be calculated from the date of the Loan disbursement i.e. the date of the issuance of the cheque / transfer instruction / RTGS / NEFT. The Lender would not be responsible for any delay on the part of the Obligors to collect and/or deposit the cheque or otherwise.

4.3	In case of default in payment on the relevant due date in respect of a Loan, interest will be computed at Default Interest Rate on the amounts in default i.e. amounts outstanding and having become due but remaining unpaid (whether or not specifically demanded by the Lender) from the date of default till payment by the Lender.

4.4	Interest tax or any other indirect tax levied by any authority in relation to the Loan, and paid by the Lender shall be borne and paid by the Borrower to the Lender in addition to the interest.

4.5	The Borrower shall also be required to pay to the Lender, wherever applicable, the processing fees and the service charges as set out in the Schedule hereunder in respect of each Loan.

5.	Conditions precedent to disbursement of Loan(s):

5.1	The following conditions precedents shall be fulfilled by the Borrower to the satisfaction of the Lender before disbursement of any Loan under any of the Facilites under this Agreement:

i)	The Borrower’s application for the Loan in the prescribed form duly completed in all respects is received by the Lender;

ii)	Deposit of Collateral by the Borrower and/or the Guarantor as the case may be, with the Lender, which being sufficient for the Borrower to have the required Drawing Power to draw the Loan along with the Pledge Creation Documents provided/ entered into by the Borrower and/or the Guarantor as the case may be;

iii)	The Borrower and/or the Guarantor as the case may be, have submitted to the Lender, necessary instructions/letters/forms in relation to the Securities and the Collateral as may be required by the Lender;

iv)	Opening of the Bank Account, wherever required, and confirmation of the Bank that the Power of Attorney in favour of the Lender to operate the Bank Account has been duly registered with it and that the Bank shall permit such operation by the Lender in terms of the Power of Attorney;

v)	Opening of the DP Account, wherever required, and confirmation of the DP that the Power of Attorney in favour of the Lender to operate the DP Account has been duly registered with it and that the DP shall permit such operation by the Lender in terms of the Power of Attorney;

vi)	In case of corporate Obligors, all the board and shareholder approvals required for the transaction by the Borrower and / or Guarantor have been obtained, in case of any other entities, necessary authorization have been obtained;

vii)	In case of corporate Guarantor, confirmation from the Guarantor and Borrower that the guarantee/ Collateral provided herein are in compliance with Section 185 and Section 186 of the Companies Act, 2013;

viii)	In case of corporate Guarantor, confirmation from the Borrower that the Loans will be utilized for their principal business activities of the Borrower;

ix)	All regulatory and third party approval that the Borrower/ Guarantor may require for entering and performing the obligations of this Agreement have been obtained;

x)	Execution by the Borrower and/or the Guarantor, as the case may be, of any documents as per the terms of this Agreement as may be specified by the Lender in the form and manner acceptable to the Lender;

xi)	The Borrower and/or the Guarantor as the case may be, has/have not committed a breach of any of the terms and conditions of this Agreement;

xii)	The Borrower and/or the Guarantor as the case may be, is not in default either to the Lender or any other person;

xiii)	The Borrower and/or the Guarantor as the case may be, shall comply with all applicable legal and regulatory requirements for availing of the Loan from the Lender;

xiv)	The Borrower and/or the Guarantor as the case may be, shall comply with all the requirements in respect of any previous Loans;

xv)	The Borrower and/or the Guarantor has provided all the requested documents for the Lender to carry out the ‘know your customer’ checks;

xvi)	No extraordinary circumstances preventing the Lender to make disbursement including any legal or regulatory restrictions have occurred;

xvii)	Confirmation that the Borrower and/or the Guarantor as the case may be, is the owner of and has proper clear, marketable and unencumbered title to the Securities being offered as Collateral;

xviii)	The Obligors and the Lender have entered into the relevant Annexure(s), wherein the Obligors has agreed on the Interest Rate and all such other terms mentioned therein;

xix)	The Borrower and/or the Guarantor as the case may be, further agrees to furnish all such details and information to the Lender as is required under the Prevention of Money Laundering Act, 2002 and the rules, regulations, notifications, guidelines and circulars prescribed there under from time to time and as required by the Lender to comply with requirement of implementation/reporting under FATCA and other any other laws and regulations that may be applicable and requested by the Lender; and

xx)	Any other condition precedent as the Lenders may require, in their sole and absolute discretion.

6.	Conditions subsequent to the disbursement of the Loan(s)

The Borrower hereby agrees, undertakes and confirms that any disbursement of any part of the Loan Amount is subject to the due completion and fulfillment of the following conditions subsequent, in a manner to the complete satisfaction of the Lender:-

(a)	The Obligors shall make all necessary filings and provide all necessary intimations as may be required under any applicable laws (including the Companies Act, 2013, as applicable) to create, perfect and modify the Pledge created from time to time in favour of the Lender, within the time prescribed under such applicable law(s).

(b)	The Borrower shall pay the processing fees and the service charges, wherever applicable, as set out in the Schedule hereunder in respect of such Loan Amount within the timeline set out in the invoice raised by the Lender to the Borrower in respect of the processing fees and the service charges.

7.	Security and Margin

7.1	Each Loan under this Agreement, shall be secured by the following, as may be applicable:

(a)	Pledge on the Collateral as are acceptable to the Lender;

(b)	Guarantee provided by the Guarantor under this Agreement

(c)	Demand promissory note issued in favour of the Lender for the Loan Amount

(d)	Undated cheque/s for the purpose of securing the Loans;

(e)	Irrevocable and unconditional Power of Attorney by the Borrower in favour of the Lender in such form as required by the Lender.

7.2	In consideration and as security for repayment of the Facility Amounts under the Facilities and all interest/charges, dues and fees due to the Lender under this Agreement, the Borrower and/or the Guarantor, as the case may be, agrees to create a Pledge in favour of the Lender on such marketable Securities as are acceptable to the Lender including the Securities financed by the Lender under its different loan portfolios and marked to the Lender’s DP Account (if the Securities are in dematerialized form) or deposited with the Lender (if the Securities are in physical form) in accordance with the applicable terms, (hereinafter referred to as the “Underlying Securities”). The Obligors hereby declare and state that it has full right title and/or authority to Pledge the Underlying Securities for the financing facilities availed/to be availed by it from time to time including the proposed Facilities under this Agreement.

7.3	Each of the Securities in respect which a Pledge is created shall be assigned a Security Margin by the Lender based on which the Drawing Power for the Facilities will be computed for the purposes of drawal of the Loans. For the purposes of testing the Drawing Power at the time of a disbursement, the aggregate Drawing Power calculated based on various Security Margin assigned to each of the Securities which are pledged has been created will be taken into consideration.

7.4	The Obligors undertakes to issue and/or file such documents and forms including ‘Form 28’ to a Depository through its DP for creation/noting of the pledge in accordance with SEBI (Depository and Participant) Regulations, 1996 (in case of dematerialized Securities) or deliver the Securities by way of a Pledge and to sign such other documents (including blank transfer forms) and do all such acts, deeds and things as shall be necessary for creation/registration of pledge of Securities/lien on Mutual Funds units and/or perfecting the security.

7.5	Any release of Securities from the Pledge shall be with the prior approval of the Lender. Such withdrawal may be by the Borrower itself and not by the Guarantor and the Guarantor hereby agrees that withdrawal as aforesaid shall be deemed to have been done with the Guarantor’s consent and concurrence and the Lender shall be entitled to act in accordance with such instructions from the Borrower. The Guarantor agrees not to raise any dispute with regard to the same for any reason whatsoever and the same shall be binding on the Guarantor and indemnifies Lender from any acts of frauds, misdeeds, etc. committed by the Borrower with respect to Securities on which a Pledge is created by the Guarantor.

7.6	The Lender shall have the ability to release any Collateral taken from the Obligors under this Agreement without the requirement of any instructions/ consent from the Borrower or the Guarantor. Such release of the Collateral shall not affect the obligations of the Borrower or the Guarantor under this Agreement. Post release of collateral, in case of transfer of securities to third party, the Lender may require the instructions of the Borrower.

7.7	The Obligors hereby agree and accept that the Collateral, this Agreement and the other documents and writings executed by the Obligors would be valid and continuing security by way of an exclusive charge to the Lender for all monies which are due and payable by the Borrower to the Lender under this Agreement.

7.8	The Borrower and/or the Guarantor as the case may be, agree that the Pledge in respect of the Securities shall be as per the terms specified herein and under the relevant Annexure and agreed by the Lender.

7.9	The Borrower and/or the Guarantor, as the case may be, undertakes to follow the procedure prescribed under the SEBI (Depositories and Participants Regulations) 1996 (“D&P Regulations”) for creating the pledge of the marketable Securities in favour of the Lender, or lien of units of Mutual Funds and any other instruments acceptable to the Lender. The Borrower acknowledges that the Loan will be made available only after the Lender shall have received intimation/confirmation from the DP of the relevant Obligor as per the D&P Regulations or Mutual Fund R&T Agent to the effect that the Depository / Mutual Fund R&T Agent has made an entry in its records of the creation of the Pledge of units of Mutual Funds/ Securities in favour of the Lender.

7.10	So long as any Facility Amount are due from the Borrower to the Lender, the Lender would require the Borrower to maintain with the Lender at all times Drawing Power based on the Security Margin assigned to each of the Securities or other Collateral.

7.11	In further consideration and as security for repayment of the Facility Amounts and all interest, charges, dues, fees thereon or otherwise due to the Lender in relation to this Agreement, the Borrower and/or the Guarantor, as the case may be, agree to do such acts and execute such documents as may be required for:

(a)	securing one or more BG(s) in favour of the Lender, for such amounts as may be required by the Lender and of such banks as may be approved by the Lender and

(b)	mark an exclusive lien/ hypothecate/ charge on the receivables in favour of the Lender over such FD(s) as may be approved by the Lender.

7.12	The Obligors agree and confirm that security creation on in respect of the BG and FD shall be as per the terms specified by and in the manner required by the Lender. The Obligors further agree and undertake to furnish the particulars of BG and FD created as Collateral/ to be created as Collateral and BG and FD shall be deemed to have been created as Collateral in favour of the Lender as security for the Loans under this Agreement.

7.13	The Obligors are aware that the Lender from time to time formulates policies as to the securities composition, criteria, maximum/ minimum number of securities, Security Margin and any other matter which policies are subject to change from time to time at the discretion of the Lender. The Obligors agree to abide by the Lender’s policies from time to time. It is clarified that the Lender shall be entitled to change the Security Margin assigned to Collateral/ Securities without notice or assigning any reason whatsoever to the Obligors.

7.14	If any further or additional Securities are in respect of which a Pledge is created in favour of the Lender, the same shall be deemed to be pledged/lien marked with the Lender under this Agreement and all the terms and conditions of this Agreement shall, mutatis mutandis, apply to such Securities as if they had been originally Pledged with the Lender under this Agreement.

7.15	In addition to the Security hereby stipulated, the Lender shall at all times have the right of lien and set-off and apply any and all assets, security, credits, money or properties of the Obligors in the Lender’s possession or control or its affiliates’ possession or control against any obligation of the Obligors to the Lender.

7.16	The Securities hereby agreed to be Pledged shall, when Pledged pursuant to the terms hereto, continue to be Pledged to the Lender irrespective of alteration in any of their attributes in any respect including situations arising out of sub-division, de-merger, conversion from non pari passu to pari passu and vice versa. In such an event, the Borrower shall do all acts in order to continue the Pledge hereby agreed to be created, which shall include creating a Pledge over new securities in lieu of the Securities, and the Lender shall be entitled to do all acts in order to continue holding the pledge hereby agreed to be created which shall include creation of pledge over new securities in lieu of the Securities pledged. Notwithstanding what is provided herein in the event of de-merger, the Obligor shall also do all acts in order to Pledge the securities issued of the resultant new company in favour of the Lender.

7.17	If in respect of the Securities held by the Lender as security for the Loans under this Agreement, the Lender on behalf of the Obligor and pursuant to the instructions received from the Obligor, renounces the rights / preferential entitlements or applies for the rights or preferential entitlements or allows the same to lapse, its shall be at the sole cost and risk of the Obligors. The Lender at its discretion shall decide to follow the instructions.

7.18	The Obligors hereby declare that the Securities which have been Pledged belong/ shall belong to the Obligors absolutely and no action shall be taken by the Obligors in respect to the Securities on which the Pledge is created pursuant to this Agreement and the same are/ shall be free from any charge or other encumbrance / lock-in whatsoever, and the Obligors undertake to keep them as such during the subsistence of this Agreement. The Obligors agree that they shall promptly pay/ reimburse to the Lender all costs, charges, expenses, damages and losses which may be caused to the Lender by reason thereof. If at any time any injunction or other order is granted or passed, or a receiver, custodian, liquidator or other official is appointed in respect of any Securities or any Securities are made the subject matter of any proceeding then the Obligors shall forthwith inform the Lender of the same in writing and shall promptly pay/ reimburse to the Lender all costs, charges, expenses, damages and losses which may be caused to the Lender by reason thereof.

7.19	Delay in receipt of Securities or money: In the event of any delay in receipt of the Securities or money by the Obligors beyond the timelines stipulated, the Lender, at its sole discretion, shall be entitled to enforce repayment of the Loan (including liquidation of the Security at the time of enforcement of the Loan by the Lender). The interest, loan processing charges, service charges, interest tax and other applicable charges, for the extended period of the Loan shall be payable by the Borrower in accordance with the terms and conditions of this Agreement.

7.20	The Obligors confirm and declare that they will not create/ attempt to create any further pledge, lien, rights, charge, etc. over the Securities which have been pledged. Any such acts would be in violation of this agreement and would constitute an Event of Default.

7.21	Release of the Collateral

On the part or full repayment of the loan by the Borrower to the absolute satisfaction of the Lender, the Lender shall at its discretion or on the request of the Obligors and at the cost of the Obligors, take all steps to release the Collateral from the Pledge or any other charge created under this Agreement.

8.	Cross Default

Any defaults committed by the Obligor under any other agreement or transaction entered into by the Obligor with the Lender shall be deemed to be a default under this Agreement and the Lender shall be entitled in its absolute discretion to appropriate any payments made by the Obligor towards the dues payable by the Obligors to the Lender under any other agreement or transaction entered into by the Obligors with the Lender and/or towards any other indebtedness of the Obligors to the Lender and/or any associates / affiliates of the Lender, and such appropriation shall be final and binding upon the Obligors who shall continue to remain indebted to the Lender for payment of dues under this Agreement in respect of which such sums of money were so paid but were appropriated towards the another agreement or transaction entered into by the Obligors or towards another indebtedness of the Obligors. In addition, notwithstanding the repayment of any of the Loan as per the terms of the agreement, the Borrower hereby expressly give the Lender the power to sell, transfer or otherwise dispose of any and all Security/Collateral created in favour of the Lender and appropriate the same towards satisfaction of amounts due to the Lender on account of another agreement or transaction entered into by the Obligors or any indebtedness of the Obligors. The provisions of this Agreement and any Security/Collateral pursuant to this Agreement shall apply mutatis mutandis to the manner of disposal of security and appropriation under this clause. This clause shall survive the termination of this Agreement.

9.	Terms of Guarantee

9.1	Guarantee

In consideration of the Lender agreeing to grant the Loans under this Agreement, in accordance with this Agreement, the Guarantor hereby irrevocably and unconditionally guarantee/s to pay to the Lender on demand and without any demur or protest, all monies and discharge all obligations and liabilities whether actual or contingent now or any time hereafter due, owing and incurred to the Lender by the Borrower together with interest (after or including interest before any demand or judgment) to date of payment at such rates and upon such terms and all default interest, fees, cost, charges and expenses as may from time to time be payable by the Borrower in terms hereof. The amounts demanded by the Lender pursuant to this clause shall be paid by the Guarantor to the Lender immediately on the demand being made.

9.2	Guarantor’s Undertakings

The Guarantor in consideration of the Lender agreeing to grant the Loan Amount to the Borrower agrees and undertakes that:

a)	the Guarantor’s liability is co-extensive with that of the Borrower and as between the Lender and the Guarantor, the Guarantor to be considered as principal debtor to the Lender for all amounts payable to the Lender under this Agreement. The Guarantor agrees and shall be liable and responsible for all the acts of the Borrower. The Guarantor hereby agrees to keep the Lender fully indemnified and harmless against all damage, loss, costs and expenses arising from any failure of the Borrower to carry out any such purported obligation or liability;

b)	As the principal obligor, to observe, comply with and perform the terms and conditions of this Agreement and also hereby guarantees the due performance and observance thereof by the Borrower and further agrees to pay on demand (and without any demur or protest) any monies due or which become payable under this Agreement (and not paid or capable of being paid by the Borrower), either by way of installments or damages, costs, fees or delayed payment charges or other amounts payable to the Lender under this Agreement;

c)	The Guarantor further agrees that any time granted to the Borrower or any indulgence shown in respect of the terms and conditions herein, either in the form of releasing to the Borrower, the Collateral after their repossession by the Lender, or in any other manner, shall not prejudice the Lender’s rights or in any manner relieve the Guarantor from it/his guarantee and that (upon the Borrower being granted any such concession or indulgence as aforesaid) it shall not be necessary for the Lender to give any notice to the Guarantor thereof. The Guarantor further agrees that the Lender’s right or lien on the Collateral or right to repossess the same shall not be extinguished by reason of any judgment, decree or order obtained against the Borrower or himself / itself or both;

d)	The Guarantor agrees that the guarantee provided shall be absolute, irrevocable, continuing and the obligations of the Guarantor under the same is co-extensive with that of the Borrower and as between the Lender and themselves they are to be considered as principal debtors to the Lender for all Borrower’s dues. The Guarantor further agrees that the Lender shall be at liberty to make variations in this Agreement without any notice to or having to obtain the consent of the Guarantor in this behalf;

e)	This guarantee shall be deemed to have been given separately for each payment required to be made by the Borrower under this Agreement. However, the Facilities and interest thereon or any or all monies payable by the Borrower to the Lender in terms hereof and this guarantee shall not stand terminated or determined or extinguished merely for demand of any amount herein but shall be in full force and effect for the part of the Borrower’s dues not demanded and until the Borrower’s dues and any other amount due herein is paid in full and the Guarantor is discharged of the guarantee obligation herein;

f)	The guarantee is in addition to and shall not merge with or otherwise prejudice or affect any other right, remedy, guarantee, indemnity or security available to the Lender under this Agreement and in law or otherwise, and may be enforced notwithstanding the same or any charge, pledge, hypothecation or lien now or hereafter be created in respect of the Collateral is held by or is available to the Lender;

g)	The Guarantor waives in favour of the Lender, all or any of the rights the Guarantor may have against the Lender as surety, or otherwise in law or otherwise to give effect to the provisions hereof;

h)	A notice of demand by the Lender against the Guarantor shall be the final and conclusive evidence that the Borrower has committed a default and that the monies and the amounts claimed there under are due and payable by the Borrower to the Lender, and the Guarantor shall not be entitled to challenge the notice on the ground that no default has been committed or the amount mentioned therein as due and payable is not due and payable or on any other ground;

i)	The Guarantor agrees and declares that the Lender shall not be bound and compelled to take any proceedings, steps or actions, against the Borrower for recovery, enforcement or realisation of any of its dues from the Borrower or against the Collateral including repossessing the same under or pursuant to this Agreement, and the Guarantor shall be bound and liable to pay all monies payable under and by virtue of this guarantee;

j)	The Guarantor guarantees that the Borrower and/or the Guarantor as the case may be, shall hand over to the Lender, possession of the Collateral as and when the Borrower and/or the Guarantor as the case may be become liable to do so or as and when the Lender becomes entitled to repossess the Collateral under and pursuant to this Agreement and the Guarantor agrees to help and assist the Lender in recovering the possession of the Collateral;

k)	This guarantee is a continuing guarantee and shall not be affected by the death, lunacy, incapacity, insolvency, bankruptcy or winding up, liquidation / dissolution (as the case may be), of the Borrower or by absence of power or irregularity on the part of the Borrower to enter into this Agreement or any change in the name or constitution of either or both of the Obligors;

l)	The Guarantor further agrees that the Lender shall be at liberty to sue the Borrower and the Guarantor jointly and/ or severally or shall be entitled to proceed against the Guarantor and/or the Borrower only in the first instance. The Guarantor and the Borrower do further acknowledge that where this Agreement imposes any obligation on both the Guarantor and the Borrower, the said obligation shall be joint and several;

m)	The liability of the Borrower and the Guarantor under this Agreement shall not be altered, affected, impaired nor shall the guarantee herein be discharged or diminished by reason of:

(i)	the Lender compounding, discharging, releasing or varying the liability of or granting any time, indulgence, or concession to the Borrower or any other person or omitting to claim or enforce payment from the Borrower or any other person, or

(ii)	by any variance made to this Agreement without its consent in the terms of this contract or transaction including increase in the Loan Amount under this Agreement, or

(iii)	by any contract made between the Lender and the Borrower by which the Borrower be released, or

(iv)	any act or omission which would not have discharged or affected the liability of the Guarantor had it been the principal debtor instead of Guarantor or by anything done or omitted which but for this provision might operate to exonerate or otherwise release the Guarantor, or

(v)	by the Lender losing the security and the Guarantor(s) hereby waive all surety ship rights that may otherwise be available to them.

(vi)	the Lender enforcing or not enforcing any of its security, and

(vii)	the Lender shall be entitled to take any proceeding (legal or otherwise) against the Guarantor prior to, simultaneously or subsequent to any proceeding (legal or otherwise) against the Borrower or any other person or entity.

n)	The guarantee provided by the Guarantor herein shall not be considered as satisfied or discharged by reason of any intermediate payment(s) or payment of the whole or any part of any sum or sums of money owing to the Lender from the Borrower or by reason of the account of the Borrower in respect of any indebtedness hereby guaranteed being at any time in credit but shall constitute a continuing security for the indebtedness of the Borrower from time to time. The Guarantor consents to all the instructions acts of the Borrower and agrees that the same will not discharge the Guarantors of its obligations hereunder;

m)	The Guarantor (if a corporate) acknowledges that the guarantee obligations herein and Collateral provided by the Guarantor is in compliance of Section 185 and 186 of the Companies Act, 2013;

o)	The Guarantor (if a corporate) has not taken a loan from a public financial institution where the Guarantor is in default of the interest or principal amount;

p)	The Guarantor hereby waives any rights available to it as surety under the provisions of the Indian Contract Act, 1872 or its statutory modification or re-enactment thereof especially but not limited to those arising under Sections 133, 134, 135, 139 and 141 of the Indian Contract Act, 1872.

9.3	New Guarantor

In the event, the Borrower procures a new Guarantor to guarantee the Facility Amounts, such new Guarantor shall be required to enter in to a Deed of Accession substantially in the format set out in Annexure 4 hereto. On the new Guarantor entering into the Deed of Accession, such new Guarantor shall be bound by the terms of this Agreement and stand as a guarantor in respect of the Facilities as if such new Guarantor was a party to the Agreement from the date of the execution of this Agreement.

10.	REPRESENTATIONS AND WARRANTIES BY THE OBLIGORS

10.1	The Obligors hereby represent and warrant to the Lender, on a continuing basis, that:

a)	it is / they are (where it is other than an individual) duly organized and existing under the laws of India with power to enter into and perform this Agreement and each of the documents to which it is / they are or will be a party and this Agreement and all other documents entered into by it/them for the purpose of Loans constitute its legally binding and enforceable obligations and admissible as evidence in any court or tribunal and it has/they have taken all necessary corporate and other actions to authorise their execution, delivery and performance;

b)	In case of an individual; he/she/they are competent to contract under the Indian Contract Act, 1872.

c)	the execution, delivery and performance of this Agreement and the other documents entered into by the Obligors with the Lender will not contravene any law or regulation to which the Obligors is subject or any provision of its constitutional documents and all governmental or other consents and approvals requisite for such execution, delivery and performance have been obtained and are in full force and effect;

d)	no event which is or no event which (with the passage of time or the giving of notice or both) may become one of the Events of Default, has occurred;

e)	(In case of corporate) the relevant borrowings, security creation and guarantee provided hereunder are within the corporate limits of the Obligors;

f)	all information given by the Obligors to the Lender in connection with this Agreement is true, complete and accurate in all material respects and the Obligors are not aware of any material facts which it has not disclosed to Lender;

g)	save as disclosed to Lender in writing prior to the date of this Agreement, none of the loans, debts, guarantees or other obligations of the Borrower is secured by, and the execution, delivery and performance of this Agreement by any of them will not result in the existence of, nor oblige the Lender to create, any mortgage, charge, pledge, lien or other encumbrance over any of its present or future revenues or assets;

h)	all corporate and other actions have been duly taken which are required to be taken by any person to authorize the execution by the Obligors of this Agreement and of each Collateral Document and the performance by it or of its obligations herein and under each Collateral Documents;

i)	no encumbrance of any nature whatsoever nor any lien exists over the Securities/Collateral herein;

j)	it/he has obtained and done all that is necessary to give full force and effect to all authorization, approvals, consents licenses and permissions required in or by the laws of India in relation to this Agreement, documents pertaining to the Collateral including the Pledge Creation Documents and the Collateral;

k)	he/it is aware that dishonour of undated cheques and/or any other cheque issued by the Borrower to the Lender (whether in the name of the Lender or otherwise) in terms of this Agreement is a criminal offence under Section 138 of the Negotiable Instruments Act, 1881;

l)	it does not suffer from any statutory or legal infirmities affecting the pursuit or running of its business/undertaking;

m)	under the organisation/constitutional document(s), if any, it is empowered and authorised to execute this Agreement and all other documents hereunder required to be executed to avail the Loan Amount and create security over the Collateral and that the Borrower has taken all necessary corporate and other actions (including no-objections from its present lenders) for execution of this Agreement and availing of the Loan Amount from the Lender;

n)	this Agreement and all documents, hereunder as required, when executed by the Borrower will be valid and binding obligations of the Borrower and enforceable in accordance with their respective terms and the person/persons executing this Agreement (on behalf of the Obligors) and any other document to be executed pursuant hereto, is/are duly and properly authorised to execute the same;

o)	the Obligors does not violate any covenants, conditions and stipulations under any agreement entered into by the Borrower with any third party, by availing the Facilities from the Lender and there is no action, suit, proceeding or investigation pending or to the knowledge of the Borrower threatened by or against the Borrower or the property of the Borrower before any court of law or Government authority or any other competent authority which might have a material effect on the financial and other affairs of the Borrower or which might put into question the validity, enforceability or performance of this Agreement or any of its terms and conditions;

p)	there has been no adverse change in the financial condition of the Obligors, nor has any event which is prejudicial to the interest of the Lender taken place since the date of the latest audited financials of the Obligors, which change or event is likely to materially and/or adversely affect the liability of the Borrower to perform all or any of its obligations under this Agreement;

q)	the Borrower has not defaulted in repayment of any moneys borrowed by it from any other lender, non-lending financial institution or any other person or entity whatsoever or such is not subsisting as on the date of this Agreement;

r)	the Borrower has complied with all applicable RBI, exchange control and other regulatory guidelines that may be required by the Borrower for availing of the Facilities from the Lender prior to disbursement of any Loan under this Agreement;

s)	no Event of Default has occurred or is likely or threatened to occur;

t)	all information furnished by the Borrower to the Lender in connection with this Agreement is true and accurate in all respects as of the date such information was so furnished;

u)	this Agreement constitutes legally binding and enforceable obligations of each of the Obligors;

v)	the Obligors are in compliance with all applicable laws;

w)	in case of a corporate Obligors, the Obligors in the ordinary course of their business do provide guarantee/ security for the borrowings of their group companies, affiliates and other companies;

x)	the Obligors have paid all public demands and all taxes and revenues payable to the Government of India or to the Government of any State or to a local authority and that at present there are no arrears of such taxes and revenues due and outstanding and there are no tax proceeding pending against the Obligors (other than those disclosed in writing by the Obligors to the Lender).

10.2	The Obligors is aware and acknowledges that the Lender has entered into this Agreement on the basis of and relying upon the representations, warranties, statements, covenants, agreements and undertakings on the part of the Obligors contained in this Agreement; and that the Lender would not have done so in the absence thereof.

11.	Indemnity

11.1	The Obligors hereby indemnifies and agrees to keep the Lender and its officers, employees, directors and agents harmless against any liability including third party liability that may arise on account of providing of the Loan or the possession, operation or acceptance and use of the Securities as Security / Collateral for the Loans borrowed by the Borrower or by its employees or by its agents or by the Guarantor or by its employees or its agents or by any other persons whosoever whether or not authorized by the Borrower or the Guarantor for use of the Collateral.

11.2	The Obligors further agrees that the Lender shall be saved from any loss or damages or costs and held safe and harmless and defended in any suits, action, claim whether civil or criminal by any other person whatsoever arising out of providing of the Loan or the possession, operation and use of the Securities/Collateral.

12.	The Obligors’ further Covenants

12.1	The Borrower and/or the Guarantor as the case may be hereby appoints the Lender as its lawful attorney to do all acts in relation to the Securities/ Collateral and also authorizes the Lender to receive of the monies in relation to the Collateral.

12.2	The Borrower and/or the Guarantor as the case may be, hereby agrees to issue an irrevocable and unconditional Power of Attorney in favour of the Lender in the form satisfactory to the Lender inter alia authorizing the Lender to operate and close the DP Account, wherever required, and to do all such acts including sell, transfer, create the pledge, perfect the title or otherwise unpledge, dispose of the Securities/ Collateral pledged or hypothecated by the Borrower or upon which the Borrower has created a lien for the purpose of recovering the amount due to the Lender from the Obligors or receive refunds, receive accretions including bonus/ dividend or interest thereon, apply for rights, buyback or any other issues in respect of Securities, sign the transfer, sale, pledge, lien forms or do any other act so as to deal in the Securities in any manner as if the securities were owned by the Lender. The irrevocable Power of Attorney shall also entitle the Lender or its agent to execute fresh transfer forms in respect to the Collateral.

12.3	The Borrower and/or the Guarantor as the case may be, further agrees that under the same irrevocable Power of Attorney, the Lender shall be granted power to operate and close the Bank Account, set-off the monies lying in the Bank Account against any outstanding dues from the Borrower to the Lender and do any other act and/or deal with the monies lying in the Bank Account in any manner in consonance with the provisions of this Agreement. The Borrower and / or the Guarantor as the case may be, agree that the irrevocable Power of Attorney so issued shall be registered with the Bank.

12.4	The Borrower and/or the Guarantor as the case may be, agree that the irrevocable Power of Attorney shall be registered with the DP, the Bank, the Mutual Funds and such other entities of the Borrower, as may be required.

12.5	The Borrower and/or the Guarantor as the case may be, hereby agree not to seek withdrawal / transfer of monies lying in the Bank Account or Securities lying in the DP Account or units with the Mutual Funds from their respective separate accounts opened in connection herewith, without the written consent of Lender; However, in case of transfer of securities/monies to third party, the Lender may require the instructions of the Borrower.

12.6	The Borrower and/or the Guarantor as the case may be, agrees to execute such new transfer deeds and documents in favour of the Lender or any other person as the Lender may require.

12.7	In the event of the Securities being converted into materialized state from the earlier dematerialized state (through an account statement of a depository or the DP) or vice versa, the Obligor agrees that he/they shall, as and when required in this behalf in all respects co-operate with the Lender to comply with such transition to ensure that the status of the Lender as pledgee remains unaltered.

12.8	The Borrower agrees not to use the Loan for furtherance of any unlawful purpose or activities specifically forbidden by law.

12.9	If so required by the Lender, the Borrower shall submit to the Lender, postdated/ undated cheque/s, demand promissory notes and/or such other documents as may be required by the Lender for the amount of Loan together with interest thereon upto the Repayment Date.

12.10	The Obligors agrees to indemnify and save and keep harmless the Lender from all losses and expenses (including loss of profit) incurred by the Lender as a consequence of the Borrower’s default or breach of the terms of this Agreement. The certificate of the Lender as to the amount of such losses and expenses (including loss of profit) shall, in the absence of manifest error, be conclusive and binding on the Borrower.

12.11	The Borrower shall bear and pay all costs, duties, stamp charges and disbursements arising out of and pertaining to the Loan documentation. In case of Borrower’s failure to reimburse the same to the Lender, the Lender shall be entitled to charge all such amounts to the Loan account and shall form part of the Facility Amount payable to the Lender.

12.12	The Obligors hereby affirms that the Credit Information Bureau (India) Limited and/or any other agency so authorised by the Reserve Bank of India, may use and process the said information and data disclosed by the Lender to them, in the manner as deemed fit by Credit Information Bureau (India) Limited and/or such agency. Further, the Obligors also confirms and permits the Credit Information Bureau (India) Limited and/or any other agency so authorised to furnish for consideration the processed information and data or product thereof prepared by them to the banks/financial institutions and/or any other credit grantors or registered users as may be specified by the Reserve Bank of India in this behalf.

12.13	The Obligors hereby gives his express consent to the Lender, to disclose information/documents in relation to the Borrower received pursuant to this Agreement or otherwise to its associates, affiliates, income tax authorities or other government or regulatory authorities as and when so required/demanded.

12.14	The Borrower agrees to comply with such conditions precedent if any and to the extent not complied with prior to disbursement of the Loan when the Loan was made available to the Borrower by the Lender, nonetheless after availing of the Loan.

12.15	The Obligors confirm that the contents of this Agreement and other documents relating to the Facilities have been explained to the Obligors by the Lender and the Obligors have executed all the documents only after understanding and accepting all the terms and conditions.

12.16	The Obligors must promptly inform the Lender:

(i)	on the receipt of a demand notice or invoice demanding payment served by an operational creditor (as defined in the Insolvency and Bankruptcy Code, 2016 (“IBC”)) on the Borrower under section 8 of the IBC; and

(ii)	on the receipt of any notice demanding payment by a financial creditor (as defined in the IBC) served on the Obligors;

and provide the Lender with a copy of each such notice or invoice, as the case may be.

12.17	The Obligor shall:

(i)	submit to such information utility (as defined in the IBC) as the Lender may specify, all financial information (as defined in the IBC) relating to it and its financial indebtedness including any financial information relating to the Facilities and information relating to assets in relation to which any security interest has been created, in such form and manner as may be specified by regulations issued under the IBC;

(ii)	update or modify or rectify errors in the financial information submitted pursuant to paragraph (i) above, immediately on becoming aware of such errors, or if required to do so by the Lender,

and without prejudice to the foregoing, the Obligors hereby irrevocably authorizes the Lender to make such submission, filings or perform such actions as are specified in this clause on behalf of the Borrower and as its duly constituted agent.

12.18	The Obligors shall not:

(i)	file any application for initiation of a corporate insolvency resolution process (“CIRP”) under section 10 of the IBC; or

(ii)	initiate any corporate action to initiate voluntary liquidation in respect of the Obligors under section 59 of the IBC,

without the prior written consent of the Lender.

13.	LENDER’S RIGHTS AND REMEDIES

13.1	The Lender in its absolute discretion shall decide the Security Margin of the Securities and the Lender’s decision in this regard shall be binding on the Obligors.

13.2	Unless otherwise specified, the Lender shall at all times, have absolute discretion to amend any of the Loan terms under this Agreement. The Borrower will be provided a written notice of 7 (seven) Working Days, the Borrower of its intention to amend the terms of the Loan, if the same is not acceptable to Borrower, the Borrower may repay the Loans outstanding along with the interest, costs, fees and other monies due and payable under this Agreement without any prepayment charge or penalty.

13.3	Upon breach by the Obligor of any of the covenants herein, the Lender shall after giving a reasonable notice (as more particularly set out in Clause 15(a) below) be entitled to exercise all its rights over the Collateral which shall include i) appropriation of the monies lying in the Bank Account towards the Borrower’s dues to the Lender under the Loan and ii) right to invoke the pledge, sell, dispose of or transfer the Securities, wholly or in part, to such person(s) and on such terms and conditions as the Lender may in its sole discretion deem fit and proper which sale, dispose of or transfer shall then conclusively bind the Borrower and such sale, disposal or transfer shall be at the cost of the Obligors.

13.4	The Borrower agrees and confirms that it is the Borrower’s responsibility to maintain sufficient Drawing Power at all times under this Agreement. The Borrower further agree and confirm that in the event the Borrower fails to maintain sufficient Drawing Power as required by the Lender from time to time then the Lender shall be entitled to exercise all or any of its rights over the Security/Collateral as mentioned herein above. In such an event the Lender shall be entitled to exercise such right forthwith after giving a 2 Working Days’ notice to the Obligors. Provided that the Lender shall be entitled to sell or otherwise dispose of the Securities/ Collateral or any part thereof including by public auction or private contract, after giving a written notice of less than 2 (Two) working days to the Obligors, if, in consideration of prevalent market conditions, the Lender deems the same to be suitable, in its sole discretion.

13.5	The Obligors hereby expressly agrees that any of the Lender’s acts for the realization of Securities would be sufficient and the consequence thereof would not be called in question by the Obligors.

13.6	In the event of proceeds of sale, disposal or transfer of Securities not being sufficient to recover Borrower’s dues under the Loan, the Lender shall be entitled to proceed against the Obligors for the recovery of Borrower’s dues to the Lender under the Loan remaining outstanding after appropriation of such sale proceeds at the Obligor’s costs.

14.	Events of Default

Each of the following events is, and shall be deemed to constitute, an “Event of Default”:

i)	the Borrower commits a default in the payment of any principal, interest or any expense, costs or charges in respect of any Loan under this Agreement or commits any other breach of the terms and conditions of this Agreement;

ii)	the Lender issues a Margin Call but the Borrower fails to do so or provide additional security or pay back the required part of the Facility Amount to ensure that the Drawing Power is equal to the Facility Amounts within the period specified in such notice;

iii)	the Borrower and/or the Guarantor has made any material misrepresentation of facts, including (without limitation) in relation to the Collateral;

iv)	the Borrower and/or the Guarantor has voluntarily or compulsorily become the subject of proceedings under any bankruptcy or insolvency law or being a company, goes into liquidation or a receiver is appointed in respect of its assets; or under any other law providing protection as a relief undertaking or has commenced negotiations in respect of deferring/ rescheduling its debt;

v)	on the death/lunacy or other disability of the Borrower and/or the Guarantor;

vi)	there is reasonable apprehension that the Borrower and/or the Guarantor is unable to pay its debts or the Borrower has admitted in writing its inability to pay its debts, as they become payable;

vii)	the Borrower and/or the Guarantor suffers any adverse material change (in the sole opinion of the Lender) in its financial position or commits defaults under any other agreement with the Lender;

viii)	any legal process has been commenced against the Obligors under any criminal law in force;

ix)	the Borrower and/or the Guarantor has taken or suffered to be taken any action for its re-organisation, liquidation or dissolution;

x)	a receiver, administrator or liquidator has been appointed or allowed to be appointed of all or any part of the undertaking of the Borrower and/or the Guarantor;

xi)	the Borrower fails to furnish the undated cheque as and when called upon by the Lender;

xii)	the Borrower is in breach of any term or condition of this Agreement (including in respect of payment of the Loan) or any Agreements in relation to the Security;

xiii)	any covenant, representation or warranty of the Borrower and/or the Guarantor is found to be incorrect or untrue in any material respect;

xiv)	the Borrower and/or the Guarantor creates any encumbrance over the Securities/Collateral, or otherwise takes any action towards creation of such encumbrance over the Securities/Collateral;

xv)	the title of the Borrower and/or the Guarantor to Securities/ Collateral is in jeopardy or there is an attachment or lien of any third party against the Securities/Collateral;

xvi)	the Borrower and/or the Guarantor acts/or desists from acting in any manner which is likely to jeopardise the Security or the powers vested in the Lender under the Power of Attorney from being exercised solely by the Lender (acting through its authorised representatives);

xvii)	there exists any other circumstance, which in the sole opinion of the Lender is prejudicial to the interest of the Lender;

xviii)	an event of default (or a similar event) has occurred under any other agreement entered into by the Borrower or by any associate/affiliate of the Borrower with the Lender or a person or entity related to the Borrower with the Lender or any associate/affiliate of the Lender;

xix)	any other default by the Borrower under any financial agreement executed by the Borrower and / or the Guarantor with any person;

xx)	the Obligors fail to create the Pledge on the Securities in terms of this Agreement and/or fails to furnish any Pledge Creation Documents to the Lender within the time period set out in this Agreement, to the satisfaction of the Lender;

xxi)	The Borrower fails to pay processing fees and service fees, wherever applicable, within the timeline stipulated in the relevant invoice.

xxii)	The service of a demand notice or invoice demanding payment by an operational creditor (as defined in the IBC) on the Obligors under section 8 of the IBC which is:

(a)	not settled fully and unconditionally; or

(b)	in respect of which the Borrower has not demonstrated the existence a pre-existing dispute in accordance with the provisions of the IBC,

within	seven days of receipt of such notice;

xxiii)	The admission of any application by the National Company Law Tribunal to initiate corporate insolvency resolution process (“CIRP”); and

xxiv)	The passage of a resolution by the members of the Borrower to initiate a voluntary liquidation process in relation to the Borrower under the IBC.

15.	Consequences

a)	If one or more of the Events of Default specified in Clause 14 above occurs or the Loan(s) are recalled under Clause 3.4 and 3.5 above, the Lender may after giving a notice in writing of not less than 2 (two) Working Days (which the Borrower agrees as being a reasonable), declare the Loan to be immediately due and payable and forthwith recall the Loan together with all amounts due including interest accrued, fees, charges, levies, expenses, claims, costs thereon and other monies payable by the Obligors under this Agreement, and on default of the Borrower in making such payment as required by such notice, enforce the Security/Collateral created in terms of this Agreement. Further, the Lender shall be entitled to, on the expiry of the above notice period, exercise all its rights over the Security/Collateral which shall include (i) appropriation of the monies lying in the Bank Account of the Obligors towards the Borrower’s dues to the Lender in relation to the Facilities; (ii) right to invoke the pledge, sell, dispose of or transfer the Securities, wholly or in part, to such person(s) and on such terms and conditions as the Lender may in its sole discretion deem fit and proper which sale, dispose of or transfer shall then conclusively bind the Obligors and such sale, disposal or transfer shall be at the cost of the Obligors and/or (iii) by enforcing a guarantee furnished by the Obligors (iv) to deposit the undated cheques provided, if any. Provided that the Lender shall be entitled to sell or otherwise dispose of the Securities/ Collateral or any part thereof by public auction or private contract, after giving a written notice of less than 2 (two) Working Days to the Obligors, if, in consideration of prevalent market conditions, the Lender deems the same to be suitable, in its sole discretion.

b)	The Obligors hereby agrees that the amount mentioned in the notice issued by Lender as due and payable by the Borrower shall be final and binding on the Borrower. The Borrower further agrees and accepts that the Lender’s account of sale and realization shall be a sufficient proof of amounts realized and relative expenses incurred shall pay on demand any shortfall to the Lender.

c)	Without prejudice to the Lender’s rights and remedies of legal action or otherwise and notwithstanding any pending proceeding/s, the Borrower agrees and undertakes to immediately on demand do all such acts and deeds as required to enable transfer of the Securities/Collateral in the name of the Lender and/or to the nominee/s of the Lender and deliver all relative documents relating to the Securities/Collateral to the Lender and/or to the nominees of the Lender.

d)	The Lender shall be fully authorized to give a good discharge for any moneys received by it pursuant to the sale of the Securities and a purchaser shall not be bound to enquire whether the power of sale has arisen as herein provided nor be concerned with the manner of application of the proceeds of sale.

e)	The Lender may further deal with all or any part of the Security/Collateral, to enforce, realise, settle, and compromise with any rights or claims relating thereto. It shall not be bound to exercise any of these powers or be liable for any losses arising therefrom.

f)	The Lender shall not be liable for any loss arising out of any such sale howsoever caused and whether or not a better price could or might have been obtained upon the sale or disposition of the whole or any part of the Securities.

g)	In case the net sale proceeds, after deducting all costs, charges, and expenses incurred by the Lender together with the balance in the Bank Account are not sufficient to meet in full, the dues payable to the Lender under this Agreement, the Obligors shall forthwith pay the short fall therein to the Lender. The Obligors shall be discharged only on the entire dues of the Lender being paid, to its absolute satisfaction.

h)	The Lender may, in the event of death, lunacy or insolvency of any of the Borrower or any of the Borrower having received an order from any adjudicating authority or insolvency notice served upon it / him or an attachment levied on any of it / his property or the Borrower having allowed the Security/Collateral to be seized in distress or execution or under any other process of law, also forthwith recall the Loan together with all interest and other monies payable by the Borrower and retake the possession of the Collateral.

i)	The Obligors hereby agrees and authorizes the officers, agents and nominees of the Lender to do and exercise any one or more than one of the acts and powers mentioned in this Agreement.

16.	Fax and Email Indemnity Clause

The Obligor may be required to give instructions to the Lender pursuant to this Agreement. The Lender has agreed to accept fax/email submission signed by the Obligor in respect of this Agreement subject to the indemnity herein offered by the Borrower and the terms and conditions herein mentioned.

(a)	The Obligor shall ensure and transmit the fax/email instructions only to the fax number/email ID informed/ provided by Lender and use the number or email id for such fax/email transmission only and not for other transmission purpose.

(b)	The fax/email submission shall be signed by the authorised persons submitted by the Obligor to Lender and the Lender is hereby requested and authorised, but is not obliged to rely upon or act, in accordance with such fax/email submission which is signed; or believed by the Lender to have been given by authorised persons. The Obligor confirms and agree that such list of authorised persons may be amended only in writing.

(c)	The Obligor shall be entitled to treat any fax/email submission issued and fully authorised by and binding upon the Obligor and further be entitled (but not bound) to take any steps relying upon the same and to act upon the same, believing the fax/email submission in good faith as appropriate, regardless of the amount of money involved and notwithstanding any error in transmission or reception of such fax/email submission or any misunderstanding or ambiguity or lack of clarity of any such fax/email submission. The Lender is not bound to verify the authenticity or content of any such fax/email submission.

(d)	The Obligor shall upon making any fax/email submission hereunder, deliver to the Lender without any delay within 3 Working Days, the original hard copy of the fax/email submission (the hardcopy) signed by the authorised persons as aforesaid.

Provided however, that the Lender may, but shall not be obliged to await receipt of the hardcopy prior to taking any action in connection with the fax/email submission and shall not be obliged to follow-up with the Obligor for originals. Further the storage of a photocopy of the fax/email transmission sent by the Obligor shall be the conclusive evidence of instructions to the Lender for having acted on such instructions and the Obligor hereby agree and acknowledge the same.

(e)	The Lender shall not be required to confirm (whether orally, in writing or otherwise) any fax/email submission or verify the identity of the authorised person/s or his/her/their signature/s making or giving the fax/email submission or purporting to do so.

(f)	The Lender shall be under no duty to set and/or adopt any procedure for the purpose of such confirmation or verification and if at all there is any, the Lender shall not be obliged to adopt or comply with the same in any or every instance.

(g)	The Lender shall not be liable for any losses or damages which the Obligor may suffer as a consequence of the Lender acting in accordance with or reliance upon, any fax/email submission or otherwise pursuant to the authority conferred herein upon by the Obligor. The Obligor agree to be bound by any steps taken by the Lender, pursuant to such fax/email submission issued in our name, whether authentic or not.

(h)	The Obligor shall indemnify and keep the Lender indemnified and save harmless, at all times against any and all claims, losses, damages, costs, liabilities and expenses incurred, suffered or paid by the Lender or required to be incurred, suffered or paid by the Lender and also against all demands, actions, suits proceedings made, filed instituted against the Lender in connection with or arising out of or relation to :-

i.	The Lender acting pursuant to, in accordance with or relying upon, any fax/email submission or otherwise pursuant to the request and authority conferred herein; and/or;

ii.	The Lender acting pursuant to the receipt of any signed instructions from the Borrower.

iii.	The Lender acting pursuant to, in accordance with or relying upon fax/email submission received by the Lender.

iv.	Any unauthorised or fraudulent fax/email submission to the Lender PROVIDED that this indemnity shall not be available to the Lender if the liabilities for which the Lender is seeking indemnity hereunder, arise from its own negligence or willful default.

(i)	The Lender shall not be under any obligation at any time to maintain any facility for the receipt of any fax/email submission or to ensure the continued operations or availability of any such facsimile facilities or equipment. An email would be considered delivered to borrower, even if it bounces back, as long as it’s been sent to borrower correct email id.

(j)	The Obligor acknowledge and confirm that due to the nature of telecommunications services, the fax/email transmission may not be received properly and may be read by or be known to any unauthorised person. The Obligor agree to assume and bear all the risks involved in respect of such errors and misunderstanding and the Lender shall not be responsible in any manner for the same or breach of confidentiality thereto and shall also not be liable for any claims, loss, damage, cost or expense and liability arising therefrom.

(k)	This indemnity is without prejudice to the Lender’s other rights, privileges, powers and remedies in law and the Lender may delay enforcing its rights without at any time losing them and any waiver of a right by the Lender hereunder or available to it by law, shall not be deemed to be a waiver of any other rights or of the same right at another time.

17.	Termination

This Agreement shall be valid and binding so long as any monies provided under the Loans are outstanding. This Agreement may be terminated by the Lender by providing the Obligors a written notice of 2 (two) Working Days stating its intention to terminate this Agreement. On such termination the Obligors shall repay all the outstanding Facilities due under this Agreement to the Lender. The obligations of the Obligors under this Agreement shall survive termination of this Agreement until the time the Facility Amounts are repaid to the Lenders in full, to the absolute satisfaction of the Lender.

18.	Miscellaneous

18.1	All communications shall be addressed by the parties in writing or sent by fax/email at the addresses first herein mentioned, unless a change therein, if any, is duly communicated in writing in which case at such changed address.

18.2	Any notice, demand or other communications to be sent under this Agreement shall be in writing and will be sufficiently given if sent:

(i)	by email, when sent;

(ii)	by fax, when sent;

(iii)	by person, when delivered;

(iv)	by courier, when the envelope containing communication was received by the respective party; and

(v)	by post, 2 days after posting of the relevant envelope.

18.3	The Borrower shall not assign any benefits or obligations of this Agreement. The Lender shall be entitled to assign/ securitize its rights, obligations and benefits and/or securities the same to any person as it may deem fit and without consent of or intimation to the Obligors.

18.4	Any and all disputes or differences arising out of or in connection with this Agreement whether during its subsistence or thereafter between the parties hereto shall be settled by arbitration in accordance with the provisions of the Arbitration and Conciliation Act, 1996 or any statutory modifications thereof and shall be referred to the arbitration of a sole arbitrator appointed by the Lender. The arbitration shall be conducted in English language and the venue of the arbitration shall be New Delhi. The award of the sole arbitrator shall be final and binding on the parties hereto.

18.5	Jurisdiction: Subject to Clause 18.4 above, in the event any court of law has jurisdiction over any matter, the courts of law at Delhi shall have exclusive jurisdiction.

18.6	The enclosures including the Schedule(s) and Annexure(s) to the Agreement shall form an integral part of the Agreement. When any Schedule(s) / Annexure(s) are executed subsequent to the date of execution of this agreement, the same shall also form an integral part of this Agreement.

SCHEDULE

1.	Name / address of Borrower:

Individual:

Name: Gunupati Venkateswara Prasad

Son of / daughter of / wife of: Harishchandra Reddy Gunupati

Address:  xxxxxxxxxxxxx xxxx xx xx xxxxxxx xxxxx

         xxxx xx x xxx xxxxx xxxxxxx xxxxxxxxxxx

         xxxxxxxxx x xxxxxx

Company:

Name of the Company:

Registered Office Address:

Firm:

Name of the Firm:

Registered Office Address:

Name of the Partner:

Son of / daughter of / wife of:

Address:

Sole Proprietorship:

Name of the Proprietorship:

Address:

Name of the Proprietor:

Son of / daughter of / wife of

Address:

Trust:

Name of the Trust:

Address:

Name of the Trustee:

Son of / daughter of / wife of

Address:

HUF:

Name of the HUF:

Address:

Name of the Karta:

Son of:

Address:

2.	Name / address of the Guarantor:

Individual

Name: Anuradha Gunupati, G. Mallika Reddy, G. Vani Sanjana Reddy & G. Shavathchandra Reddy

Son of / daughter of / wife of:

Gunupati V. Prasad.

G.V. Prasad

G.V. Prasad

G.V. Prasad

Address:  xxxxxxxxxxxxx xxxx xxx xx xxxxxxx xxxxx

         xxxx xxx x xxx xxxxx xxxxxx xxxxxxxxxxx

         xxxxxxxxx x xxxxxxx

Company:

Name of the Company:

Registered Office Address:  xxxxxxxxxxxxxx xxx xxx x xxx xxxxxxx xxxxx

                                       xxxx xxx xx xxxx xxxxx xxxxxx xxxxxxxxxxx

                                       xxxxxxxxx x xxxxxxx

Firm:

Name of the Firm:

Registered Office Address:  xxxxxxxxxxxxxx xxx xx x xxx xxxxxxx xxxxxx

                                       xxxx xxx xx xxx xxxxx xxxxxx xxxxxxxxxxx

                                       xxxxxxxxx x xxxxxxx

Name of the Partner:

Son of / daughter of / wife of:

Address:  xxxxxxxxxxxxxx xx xxx xx

         xxxxxxx xxxxx xxxx xx x xx

         xxxx xxxxx xxxxxxx xxxxxxxxxxx

         xxxxxxxxx x xxxxxx

Sole Proprietorship:

Name of the Proprietorship:

Address:

Name of the Proprietor:

Son of / daughter of / wife of

Address:

Trust:

Name of the Trust:

Address:

Name of the Trustee:

Son of / daughter of / wife of

Address:

HUF:

Name of the HUF:

Address:

Name of the Karta:

Son of:

Address:

3.	Loan Amount	Rs. 470000000 (Rupees Forty Seven) Crore only /-

4.	Processing Fees (if applicable)

5.	Service Charges (if applicable)

This Schedule any addendum, if any, executed thereon forms an integral part of the Agreement. The parties mentioned above shall be liable to terms and conditions mentioned in this Agreement and its Annexures.

IN WITNESS WHEREOF the parties hereto have caused these presents to be executed on the day, month and year first herein above written.

THE COMMON SEAL OF
, the

Borrower withinnamed has pursuant to

the Resolution of its Board of

Directors passed in that behalf on the

       day of             , 20       hereunto been

affixed in the presence of

Director of the Borrower, who has

signed these presents in token thereof

and                              the Secretary

of the Borrower, who has also signed

these presents in token thereof.

(provide as per the Board

Resolution/Articles of Association)

Or

SIGNED AND DELIVERED by	]
, the	]	/s/ G.V. Prasad
withinnamed Borrower by the hand of	]
its constituted attorney/authorized	]
person Mr. G.V. Prasad.
(Give name & designation)

AND

SIGNED AND DELIVERED by	]
, the withinnamed Guarantor by the hand of its constituted attorney/authorized person Mr. G.V. Sanjana Reddy, G. Mallika Reddy, Anuradha Gunupati, Gunupati S. Reddy. (Give name & designation)	] ] ] ]	/s/ Anuradha Gunupati /s/ G.V. Sanjana Reddy /s/ G. Mallika Reddy /s/ Gunupati S. Reddy

SIGNED AND DELIVERED by Julius	]	FOR JULIUS BAER CAPITAL (INDIA) PVT. LTD:
Baer Capital (India) Private Limited	]	/s/ Akshat Chaturvedi
(formerly Banc of America	]	/s/ Deepak Kumar
Securities (India) Private Limited)	]
the within named Lender by the hand	]
of its constituted attorney/authorized person
Mr. Akshat Chaturvedi & Deepak Kumar.
(Give name & designation)

Annexure 1 - Loan against Securities Facility

We refer to Master Loan cum Guarantee cum Pledge Agreement dated 07/09/2017 (“Agreement”). The Borrower desires to avail the Loan against this facility from the Lender at the following additional terms and conditions:

1.1	Disbursement

1.1.1	The Borrower may drawdown a Loan under the Loan against Securities Facility (subject to the Available Loan Amount and subject to the condition precedents set out in the Agreement being fulfilled), by executing the Annexure 1A in the form acceptable to the Lender. Prior to executing the Annexure 1A, the Borrower will ensure that there is sufficient Drawing Power to draw the Loan. In the event, the Drawing Power is not sufficient for the purpose of drawing the Loan, the Borrower shall be required to create additional Collateral such that the Drawing Power is equal or more that the Facilities outstanding after the drawdown of the Loan. Each drawdown under the Loan against Securities Facility shall require a separate Annexure 1A to be entered into by the Borrower.

1.2	Interest

1.2.1	The Borrower shall pay interest and the default interest on the relevant Loan in manner and at the Interest Rate and the Default Interest Rate mentioned in the Annexure 1A entered into by the Borrower in respect of such a Loan.

1.2.2	The Lender may at its sole discretion amend the Interest Rate and/or the Default Interest Rate in respect of all or any of the Loans initially on the Interest Reset Date mentioned in the Annexure 1A. Prior each Interest Reset Date, the Lender shall intimate to the Borrower the next Interest Reset Date Prior to revising the Interest Rate and/or the Default Interest Rate, the Lender shall provide the Borrower with a notice of [3] Working Days stating its intention to revise the Interest Rate and/or the Default Interest Rate (as the case may be) on the Interest Reset Date. Any change in the interest rates and other charges shall have a prospective effect. It is clarified that the Borrower shall also have ability to suggest the revised Interest Reset Date, and if agreed in writing by the Lender the same shall be treated as the revised Interest Reset Date.

Provided that if the revised Interest Rate as communicated by the Lender, is not acceptable to the Borrower, the Borrower may prepay the relevant Loan together with all accrued interest, charges, payments, fees, expenses, etc. within 15 days after providing the above notice period without any pre-payment charges i.e. the charges levied by the Lender as mentioned in the Annexure.

Provided that if the revised Interest Rate is not communicated prior to the Interest Reset Date by the Lender, then Borrower and the Lender shall agree, in writing, the revised Interest Rate and Interest Reset Date.

1.3	Upon any default in payment of dues, the Borrower would be liable to pay an additional interest which will be computed at Default Interest Rate stated in the applicable Annexure on the amount payable from the date of default till date of receipt of payment of the Loan without prejudice to the Lender’s other rights available under this Agreement and in law.

1.4	Security

If at any time, the value of the Securities under this Agreement falls so that the Drawing Power is less than outstanding payable (principal plus interest and other costs payable under this Agreement) in respect of Loans under this Agreement:

a)	the Borrower shall within 2 (two) Working Days, deposit Securities (as per the list of Securities approved by the Lender as amended from time to time) valued at the closing price on the date prior to the date of the pledge for the amount stated in the said notice as additional Collateral or secure additional BG in favour of the Lender, or mark lien over additional FD in favour of the Lender, or repay the corresponding quantum of the Loan by which would ensure that the Drawing Power in respect the Loans is equal to or higher than the Facility Amount outstanding under the Agreement. It is however clarified that nothing in this Agreement shall prevent or prejudice the Lender’s right to invoke the pledge and sell, dispose off or realise any or all of the Pledged Securities (after providing a notice of 2 Working Days to the Obligors) and without being liable for any loss or damage or diminution in value sustained by the Obligors Provided that the Lender shall be entitled to sell or otherwise dispose of the Securities/ Collateral or any part thereof by public auction or private contract, after giving a written notice of less than 2 (Two) days to the Obligors, if, in consideration of prevalent market conditions, the Lender deems the same to be suitable, in its sole discretion; and/or

b)	The Lender shall have access to the Securities which have been Pledged under this Agreement for any other outstanding Loan as on that date. The Securities which have been Pledged under this Agreement shall be used/invoked to set-off Drawing Power requirement, repayment of Loan amount, interest and other amounts as may be recoverable from the Obligors under the Agreement; and/or

c)	The Lender shall have access to the Securities being Pledged and shall be invoked towards repayment in part or full of any other Loan/ facility and interest accrued and other sum dues to the Lender against such Loan/ facility extended by the Lender to the Borrower.

1.5	The Lender may, at its discretion, calculate the Drawing Power in respect of each Loan separately or collectively in respect of the Loans (whether under the Loan against Securities Facility or PLEQ Facility) and such collection may be done daily or at such periodical intervals as decided by the Lender.

1.6	The Lender shall be entitled to all accretions, entitlements and benefits in respect of the Pledged Securities including, without limitation, all bonus shares, dividend, interest, and any other interest whatsoever in respect of the Pledged Securities. The Obligors agree that any accretion to the Collateral, whether by way of dividends, interest, bonus, rights or other benefits of any nature whatever shall also be forthwith deemed to be pledged with or charged to or under lien to the Lender, without the need to execute any further writing in that behalf and the terms and conditions of this Agreement shall, mutatis mutandis, apply to such accretions as if they had been originally pledged with the Lender under this Agreement. The Borrower also agrees to provide such additional funds, as may be required to subscribe to such accretions.

1.7	The Lender shall not be liable or responsible for any loss caused by reason of:

(a)	non-receipt of the rights / preferential securities or the letter of offer in respect thereof; or

(b)	the rights / preferential allotments lapsing; or

(c)	rejection of the application for the rights / preferential securities for any reason

1.8	The Collateral shall be a continuing security in favour of the Lender for all the monies, which are or shall become due to the Lender under this or any other Loan agreement. The Obligors further confirm that they shall not during the continuance of the Loan, apply for or receive duplicates of the Securities or stop transfer thereof to the name of the Lender or its nominees, transferees or in any manner revoke or cancel the power of attorney (separately executed in favour of the Lender) or other rights and powers conferred to the Lender hereunder.

1.9	The Lender shall be entitled to charge such other sums and amounts as may pertain to the creation / invocation / discharge / substitution of Collateral. In case of the Obligors’ failure to reimburse the same to the Lender, the Lender shall be entitled to charge the same to the Loan.

1.10	The Obligors hereby expressly indemnify the Lender and its officers and agents against any liability including third party liability that may arise out of the possession, operation and use of the Collateral by the Obligors or by its employees or by its agents or by the Guarantor or by its employees or its agents or by any other persons whosoever whether or not authorized by the Borrower or the Guarantor for use of the Collateral.

1.11	Any Securities purchased by the Borrower pursuant to this agreement, will remain within the control of the Lender who will have a security interest over such securities until the Borrower has paid back the Loan Amount and any incidental charges that may be payable by the Borrower to the Lender.

1.12	The Lender shall be entitled to, at all times, take possession, seize, recover, appoint a receiver / manager, remove the Collateral from its place of standing, and also be entitled, on such terms as may be deemed fit by the Lender, without the intervention of court or authority, to sell the Collateral by public auction or by private contract at the best available prices according to the prevailing market condition and realise its claims in respect of this Agreement, without being bound or being liable for any loss / losses that the Obligors may suffer due to such action and without prejudice to the Lender’s other rights and remedies as stated herein or otherwise in law entitled to.

1.13	On an written request made by the Borrower, the Lender shall within a reasonable period of time, inform the Borrower the rate of Security Margin which has been assigned to each Security obtained for the purpose of securing the Loans.

1.14	For the sake of clarity, the Borrower agrees and acknowledges that terms and conditions in relation to the Pledge created on the Securities shall also mutatis mutandis apply to the securities on which Pledge is to be created in favour of the Lender in the future, pursuant to the terms of this Agreement.

This Annexure shall form an integral part of the Agreement. Capitalised terms not defined herein shall have the meaning assigned to such term in the Agreement

SIGNED AND DELIVERED by	]	/s/ G.V. Prasad
, the	]
withinnamed Borrower by the hand of	]
its constituted attorney/authorized	]
person Mr. G.V. Prasad.
(Give name & designation)

AND

SIGNED AND DELIVERED by	]
, the	]	/s/ G. V. Sanjana Reddy
withinnamed Guarantor by the hand	]	/s/ G. Mallika Reddy
of its constituted attorney/authorized	]	/s/ Anuradha Gunupati
person Mr. G. V. Sanjana Reddy, G. Mallika Reddy, Anuradha Gunupati, Gunupati S. Reddy.	]	/s/ Gunupati S. Reddy
(Give name & designation)

SIGNED AND DELIVERED by Julius	]
Baer Capital (India) Private Limited	]	/s/ Akshat Chaturvedi
(formerly Banc of America	]	/s/ Deepak Kumar
Securities (India) Private Limited)	]
the within named Lender by the hand	]
of its constituted attorney/authorized person
Mr. Akshat Chaturvedi & Deepak Kumar,
(Give name & designation)

ANNEXURE - 1A

This Annexure is made at                      on this                      day of                      to the Master Loan cum Guarantee cum Pledge Agreement dated                      (“the Agreement”)

Between

Julius Baer Capital (India) Private Limited (formerly Banc of America Securities (India) Private Limited) (“the Lender”)

And

                     (“the Borrower”)

And

                     (“the Guarantor”)

This Annexure shall form an integral part of the Agreement.

Amount of Loan: (Rs.)

Disbursement Date:

Interest Rate:	@ % per annum, payable on calendar quarter basis or as prescribed by the Lender within 15 days from the end of such calendar quarter or any other such period prescribed by the Lender.

Interest Reset Date:	[•]

Pre-payment charges	% of the prepaid amount or Rs.

Default Interest Rate:	@ 18% per annum, from the due date to actual date of receipt.

Bank:

Branch:

Account Transfer	City:

Details:	Name of the Holder:

Type of Account:

Account No.:

IFSC Code:

For and on behalf the Lender:

Signatures:

Names:

Witness:

Signature:

Name:

Address:

The Loan shall not be utilized for purchase of gold in any form, including primary gold, gold bullion, gold jewellery, gold coins, units of gold Exchange Traded Funds (ETF) and units of gold Mutual Funds.

For and on behalf of the Borrower:

Signatures: /s/ G.V. Prasad

Names:

Witness:

Signature:

Name:

Address:

This Annexure shall form an integral part of this Agreement. Capitalized terms not defined herein shall have the meaning assigned to such term in the Agreement

Annexure 2 - Purpose Loan Equity (PLEQ) /Financing of Mutual Fund units

We refer to Master Loan cum Guarantee cum Pledge Agreement dated 07/09/2017 (“Agreement”). The Borrower wishes to avail the Loan against this facility from the Lender at the following additional terms and conditions

1.	Disbursement

The Obligors hereby agree that the Lender shall have the right to grant the Loans under this Agreement to the Borrower solely based and to the extent of the amount mentioned in the contract note provided by the Obligor’s broker subject however to (i) the securities being purchased are a part of the approved list of securities maintained by the Lender, (ii) the Loan availed will not be higher than the Available Loan Amount and (iii) the Borrower have sufficient Drawing Power to avail the relevant Loan.

Further, the Borrower agrees that it shall not contest that any disbursement made pursuant to a contract note provided by the Obligor’s broker was without the authority and consent of the Obligor. The disbursement of the Loan will be made directly to the Borrower’s Bank account opened pursuant to this agreement.

2.	Interest

2.1	The Borrower shall pay to the Lender, interest and default interest (if required to be paid under the terms of this Agreement) on each Loan to be computed on daily basis at the Interest Rate set out in Clause 2A and unless otherwise specified shall be payable within 15 (fifteen) days of the end of each calendar quarter or as prescribed by the Lender (and in case of closure of Loan account during the month on the day of such closure). The Interest Rate shall be set out in Annexure 2A entered into by the Lender prior to the disbursement of the first Loan, and shall be revised from time to time pursuant to and in the manner provided in the agreement. The Lender shall provide the Borrower with a notice of 3 Working Days stating its intention to revise the Interest Rate and/or the Default Interest Rate (as the case may be). Any change in the interest rates and other charges shall have prospective effect. Annexure 2A shall form an integral part of this Agreement. Lender may disburse the new Loan at rate different from the Facility Amounts outstanding which will be set out in amended Annexure 2A. The Lender will have the ability to either retain or revise the old Interest Rate for any of the earlier Loans under this Agreement.

Provided that if the revised Interest Rate is not communicated prior to the Interest Reset Date by the Lender, then Borrower and the Lender shall agree, in writing, the revised Interest Rate and Interest Reset Date.

2.2	Upon any default in payment of dues, the Borrower would be liable to pay an additional interest which will be computed at Default Interest Rate stated in the applicable Annexure on the amount payable from the date of default till date of receipt of payment of the Loan without prejudice to the Lender’s other rights available under this Agreement and in law.

3.	Security

3.1

The Borrower/Guarantor shall create the Pledge of the Securities (including the Securities mentioned in the contract note) in favour of the Lender in the manner contemplated under this Agreement to ensure that there is sufficient Drawing Power required for disbursement of the Loans to the Borrower. The Borrower/ Obligor hereby authorize the Lender to do all acts under the Power of Attorney to create and perfect the Pledge on the Securities. It is clarified that notwithstanding the Power of Attorney, it shall be the obligation of the Obligors to Pledge the acquired Security in favour of the Lender to secure the Loans provided under this Agreement. Additionally, the Borrower / Guarantor shall, at all times, ensure that the Drawing Power does not fall below the Facility Amount outstanding. In the event the Drawing Power falls below the Facility outstanding due to reduction in value of the Securities or for any other reason whatsoever, the Borrower shall create such additional Collateral as would be acceptable to the Lender within 2 Working Days from the issuance of the Margin Call by the Lender.

3.2	The Lender may, at its discretion, calculate the Drawing Power in respect of each Loan separately or collectively in respect of all the Loans (whether under the Loan against Securities Facility or the PLEQ Facility) and such calculation may be done daily or at such periodical intervals as may be decided by the Lender subject to the requirements prescribed by regulatory authorities.

3.3	The Lender may, at its discretion, amend the rate of Security Margin at any time subject to the requirements prescribed by regulatory authorities. The Obligors shall be bound by such amendments as may be made by the Lender upon the same being communicated to the Obligors orally or in writing and the Obligors shall whenever necessary, make up a deficiency in the Drawing Power (i.e. the Drawing Power being less than the Facility Amount) either by repaying the requisite loan amount or furnishing such additional Security as will be acceptable to the Lender.

3.4	The Lender may, at its sole discretion, decide not to disburse the Loan for purchase of any particular security/Mutual Fund/Scheme of Mutual Fund.

3.5	The Borrower / Guarantor hereby agrees that all monies received on account of refund, dividends, sale or redemption of the Securities shall be, if not directly remitted in the Bank Account by the Mutual Fund or Company(ies) whose securities are being pledged as Security to the Lender pursuant to the Pledge or Power of Attorney under the provisions of this Agreement, shall be deposited in the Bank Account by the Borrower / Guarantor and the balance in the Bank Account shall not be used for any purpose other than the purpose to be approved by the Lender including repayment of the Loan Amount. The Obligors hereby undertakes not to receive any receipts from the Mutual Fund(s) or Company(ies) whose securities are being pledged as Security, except by way of credit to the Bank Account and if for some reason received by it directly it shall forthwith deposit the same in the Bank Account. The Borrower also undertakes not to instruct the Mutual Fund/stock broker to credit the sale proceeds to any other bank account.

3.6	Any Securities purchased by the Borrower pursuant to this agreement, will remain within the control of the Lender who will have a security interest over such securities until the Borrower has paid back the Loan Amount and any incidental charges that may be payable by the Borrower to the Lender.

3.7	The Lender shall be in no way responsible for the submission, processing or handling of the Borrower’s request for purchase of Securities by the stock broker and shall incur no liability whatsoever in relation to the Borrower’s order to the stock broker for acquiring the securities, including acts of omission or commission or deficiency in service by any intermediary or any agency or person whatsoever.

3.8	On an written request made by the Borrower, the Lender shall within a reasonable period of time, inform the Borrower the rate of Security Margin which has been assigned to each Security obtained for the purpose of securing the Loans.

4.	Further conditions precedent to disbursement of Loan(s):

i)	A letter in prescribed form from the Borrower and/or the Guarantor as the case may be, to the Mutual Fund (s) / DP to mark the Lender’s Pedge on the Securities submitted by the Borrower, and such other securities as may be added from time to time

ii)	The Borrower and/or the Guarantor, as the case may be, provides a confirmation that any purchase of securities proposed to be undertaken with the Loan Amount is not in violation of the SEBI (Prohibition of Insider Trading) Regulations, 2015 or the SEBI (Substantial Acquisition of Shares and Takeovers) Regulations, 2002 or Prevention of Money Laundering Act, 2002 and the rules, regulations, notifications, guidelines and circulars prescribed there under from time to time.

iii)	The Borrower and/or the Guarantor as the case may be shall provide written irrevocable instructions (in a form satisfactory to the Lender) to its stock broker (which broker has been pre- approved by the Lender) for the purposes of providing the contract note to the Lender in respect of any Securities purchased by the Borrower and/or Guarantor. Such contract notes shall be provided by the broker to the Lender on the same day as the purchase of the securities.

iv)	The Borrower and/or the Guarantor as the case may be confirms and agrees that the receipt of contract note to the Lender shall be a sufficient proof for the Lender to disburse the Loan amount. The Lender shall not provide any further documents to the Borrower with respect to the disbursal.

v)	In case of financing of Mutual Fund units, the Borrower and/or the Guarantor as the case may be shall place a written request (by letter, fax or email) for purchase of securities only from the approved list of securities alongwith relevant Mutual Fund application form duly signed by the Borrower. The written disbursement request would be in a form acceptable to the Lender and would contain a request to the Lender to disburse a Loan, equivalent to the amount mentioned

vi)	The Lender shall disburse the amount, to the extent mentioned in the contract note so received by the Lender, before pay-in after receipt of such contract note.

In case the Lender receives the contract note beyond T day, then the Lender reserves the right, at its absolute discretion, to not release the funds to the Borrower.

5.	Conditions subsequent to disbursement of Loan(s)

The Obligors hereby agree, undertake and confirm that any disbursement of any part of the Loan Amount is subject to the due completion and fulfillment of the following conditions subsequent, in a manner to the complete satisfaction of the Lender:-

(i)

Within 1 (one) business day from date of disbursement of any part of the Loan Amount (or such other period as may be expressly accepted by the Lender), the Borrower shall execute all necessary Pledge Creation Documents for creation of the Pledge (as the case may be) over the Securities (which are purchased from such part of the Loan Amount or to ensure that sufficient Drawing Power is achieved) and shall deliver all such Pledge Creation Documents to the Lender and such other documents, deeds or information as may be required by the Lender to evidence the creation of the Pledge.

6.	The Obligors further Covenants’:

6.1	The Obligors agree and confirm its obligation to create Pledge in respect of the Securities, from time to time, in terms of this Agreement. Without prejudice to its obligations and liability for creation of the Pledge, the Obligors expressly authorize the Lender to create pledge on any security or Collateral belonging to the Borrower or which the Borrower is legally entitled in favour of any other person including the Lender himself as security for any borrowing by the Borrower from the Lender or discharge of any obligation of the Borrower under this Agreement.

6.2	The Obligors hereby agrees that so long as the Facility Amount is outstanding the Bank Account shall be operated exclusively by the Lender as the attorney of the Borrower and the Borrower shall not withdraw/transfer any monies lying in the Bank Account or otherwise operate the Bank Account. The Lender shall be entitled to withdraw and apply at its discretion the moneys in the Bank Account towards the repayment of any part of the Loan under this Agreement or any other dues payable by the Borrower to the Lender.

6.3	The Obligors shall not sell, transfer or otherwise create any kind of encumbrance on the Securities that are Pledged or to be Pledged pursuant to this Agreement from the date on which the Borrower’s broker / Mutual fund house has provided the Lender the contract note / account statement pursuant to this Annexure till the Facility Amounts under the Loans are repaid by the Borrower to the Lender, to the satisfaction of the Lender.

6.4	The Obligors hereby indemnifies and keep the Lender harmless in respect of any losses or costs or damages arising out of any wrong/erroneous trades executed by the Obligor’s broker and agrees that the Obligors shall settle the trades irrespective such that the Lender has security over the relevant Securities for the purposes of securing the Loans under this Agreement.

6.5	The Guarantor/s confirm and agree that they will not be able to sell equity shares Pledged by them as Collateral till such time all the Loans under this Agreement are fully settled and repaid in full.

6.6	The Borrower agrees that he/it shall use the Loan only for the purpose of acquisition of the securities for which the contract note is provided for by the Borrower’s broker pursuant to this Annexure and not for any other purpose..

6.7	For the sake of clarity, the Borrower agrees and acknowledges that terms and conditions in relation to the Pledge created on the Securities shall also mutatis mutandis apply to the securities on which Pledge is to be created in favour of the Lender in the future, pursuant to the terms of this Agreement.

7.

No Liability: Under its financing scheme the Borrower shall place orders for purchase of the Securities directly with the broker as per the limits approved by the Lender. The Lender hereby expressly clarifies that the Lender is not responsible for non-receipt of Securities so purchased by the Borrower. The Lender further clarifies that the Loan transaction is merely a financing transaction and the Lender does not have any interest in any Securities that may be purchased by the Borrower except to the extent that such Securities shall form a part of the Security for the Loan and in this respect all the provisions of the Agreement and Security documents shall apply. The Lender shall not be liable or responsible for any loss caused by reason of non-receipt of the Securities, from any intermediary or agency or for any reason whatsoever generally

This Annexure shall form an integral part of the Agreement. Capitalized terms not defined herein shall have the meaning assigned to such term in the Agreement.

SIGNED AND DELIVERED by Julius Baer Capital

(India) Private Limited (formerly Banc of America Securities (India) Private Limited) the within named

Lender by the hand of its constituted attorney/authorized

person

Mr. Akshat Chaturvedi & Deepak Kumar

(Give name & designation)

	] ] ]	FOR JULIUS BAER CAPITAL (INDIA) PVT. LTD: /s/ Akshat Chaturvedi /s/ Deepak Kumar

SIGNED AND DELIVERED by	]
, the withinnamed Borrower by the hand of its constituted attorney/authorized person Mr. G.V. Prasad. (Give name & designation)	] ] ] ]	/s/ G.V. Prasad

AND

SIGNED AND DELIVERED by	]
, the withinnamed Guarantor by the hand of its constituted attorney/authorized person Mr. G.V. Sanjana Reddy, G. Mallika Reddy, Anuradha Gunupati, Gunupati S. Reddy. (Give name & designation)	] ] ] ]	/s/ G.V. Sanjana Reddy /s/ G. Mallika Reddy /s/ Anuradha Gunupati /s/ Gunupati S. Reddy

Annexure 2A

This Annexure is made at New Delhi on this 07th day of September 2017 to the Master Loan cum Guarantee cum Pledge Agreement dated 07/09/2017 (“the Agreement”)

The interest rate under the Master Loan cum Guarantee cum Pledge Agreement dated 07/09/2017 (“Agreement”) shall be, as set as below, until amended as mentioned in the Agreement. The rate is applicable for all loans disbursed w.e.f. 07/09/2017

Interest Rate	7.75% payable on calendar quarter basis or as prescribed by the Lender

Default Interest Rate	@ 18% per annum, from the due date to actual date of receipt

This Annexure shall form an integral part of the Agreement.

SIGNED AND DELIVERED by Julius Baer Capital

(India) Private Limited (formerly Banc of America Securities (India) Private Limited) the within named

Lender by the hand of its constituted attorney/authorized

person

Mr. Akshat Chaturvedi & Deepak Kumar

(Give name & designation)

	] ] ] ]	FOR JULIUS BAER CAPITAL (INDIA) PVT. LTD: /s/ Akshat Chaturvedi /s/ Deepak Kumar

SIGNED AND DELIVERED by	]
, the withinnamed Borrower by the hand of its constituted attorney/authorized person Mr. G.V. Prasad (Give name & designation)	] ]	/s/ G.V. Prasad

Annexure 3

Amendment to the Loan Amount

We refer to the Master Loan cum Guarantee cum Pledge Agreement dated                      entered into by us (“Agreement”).

The Loan Amount set out in the Schedule to the Agreement shall be substituted and replaced with the following:

Loan Amount	[Insert the replaced Loan Amount here]

Capitalized terms not defined herein shall have the meaning set out in the Agreement.

SIGNED AND DELIVERED by Julius Baer Capital

(India) Private Limited (formerly Banc of America Securities (India) Private Limited) the within named

Lender by the hand of its constituted attorney/authorized

person

	] ] ]	FOR JULIUS BAER CAPITAL (INDIA) PVT. LTD: /s/ Akshat Chaturvedi /s/ Deepak Kumar
Mr. Akshat Chaturvedi & Deepak Kumar,
(Give name & designation)

SIGNED AND DELIVERED by	]
, the withinnamed Borrower by the hand of its constituted attorney/authorized person Mr. G. V. Prasad. (Give name & designation)	] ]	/s/ G. V. Prasad

Annexure 4

DEED OF ACCESSION

THIS DEED dated                              is supplemental to the Master Loan cum Guarantee cum Pledge Agreement (the “Agreement”) dated                      between the Borrower, and the Obligors.

Words and expressions defined in the Agreement have the same meaning when used in this Deed of Accession.

[Name of the new Guarantor] of [address] hereby agrees with each other person who is or who becomes a party to the Agreement that with effect on and from the date hereof, it shall be a party to the Agreement as a Guarantor and shall assume and perform all obligations applicable to it and specified therein.

Address for notices of the [new Guarantor] for the purposes of the Schedule to the Agreement is:

[•]

Signature of authorised Signatory for and on behalf of the [new Guarantor]

Signature of authorised Signatory for and on behalf of the [Borrower]

Agreed and accepted by:

Lender